Exhibit 99.1 On February 10, 2022, The Interpublic Group of Companies, Inc. held a conference call to discuss its fourth-quarter and full-year 2021 results. CALL PARTICIPANTS IPG PARTICIPANTS Philippe Krakowsky Chief Executive Officer Ellen Johnson Executive Vice President, Chief Financial Officer Jerry Leshne Senior Vice President, Investor Relations ANALYST PARTICIPANTS David Karnovsky J.P.Morgan Benjamin Swinburne Morgan Stanley Michael Nathanson MoffettNathanson Jason B. Bazinet Citi

2 CONFERENCE CALL TRANSCRIPT COMPANY PRESENTATION AND REMARKS Operator: Good morning, and welcome to the Interpublic Group fourth-quarter 2021 conference call. . . . I would now like to introduce Mr. Jerry Leshne, Senior Vice President of Investor Relations. Sir, you may begin. Jerry Leshne, Senior Vice President, Investor Relations: Good morning. Thank you for being with us. On our call today, we are joined by our CEO, Philippe Krakowsky, and by Ellen Johnson, our CFO. We have posted our earnings release and our slide presentation on our website, interpublic.com. We will begin our call with prepared remarks, to be followed by Q&A, and plan to conclude before market open at 9:30 Eastern. During this call, we will refer to forward-looking statements about our Company. These are subject to the uncertainties in the cautionary statement that is included in our earnings release and the slide presentation, and further detailed in our 10-K and other filings with the SEC. We will also refer to certain non-GAAP measures. We believe that these measures provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operating performance. At this point, it is my pleasure to turn things over to Philippe Krakowsky. Philippe Krakowsky, Chief Executive Officer Thank you, Jerry, and thank you all for joining us this morning. I hope you are keeping well. As usual, I’ll start with a high-level view of our performance in the quarter and for the full year. Ellen will then provide additional detail. I’ll conclude with updates on key developments at our agencies, to be followed by Q&A. We’re pleased to share our very strong fourth-quarter and full-year performance. Before turning to the numbers, however, I want to begin by once again thanking our more than 55,000 colleagues around the world. Their professionalism and dedication continue to be central to another year of outstanding results. Our people are delivering on the complex integration of creativity, technology and data to clients across industry sectors and around the world. This, in turn, is driving the consistent levels of growth and margin that have distinguished Interpublic for a number of years now.

3 Turning to our results in the fourth quarter, our organic net revenue growth was 11.7%. That’s against the fourth quarter of 2020, when, as you will recall, our organic change was negative 5.4% due to the impact of the pandemic. It’s also important to note that our two-year organic increase was positive 5.7% relative to the fourth quarter of 2019, which is a very strong underlying trend line. For the full year, organic growth was 11.9%, and two-year organic growth was 6.5%. Compared to 2020, growth in the quarter was again broad-based across world regions and client sectors. Organic growth was 12.1% in the U.S., and 11.0% in our international markets. Among client sectors, we were led by double-digit percentage increases in our “Other” sector of public, industrial and services clients, as well as double-digit growth in the retail, auto, financial services and tech & telecom sectors. We had strong growth again in healthcare and consumer goods. Staying in the quarter, both of our operating segments also grew at double-digit rates. Our IAN segment increased 11.2% organically, and there we were led by our media, data and technology offerings, McCann, MullenLowe Group, FCB, R/GA and Huge. At our DXTRA segment, organic growth was 15.1%, reflecting strong increases by Jack Morton and Octagon, two of our offerings that were hardest hit by the pandemic a year ago. We also had strong performances by Weber Shandwick, Golin and FutureBrand. Turning to profitability and expenses, our teams continued their disciplined execution, and we were able to continue to invest in supporting our growth and further evolving our offerings. Fourth-quarter net income was $357.9 million as reported. Our adjusted EBITA was $491.8 million, which is before an adjustment in the quarter relating to the 2020 restructuring program, and our margin was 19.3%. That brings full-year adjusted EBITA to $1.53 billion and our margin to 16.8%, consistent with the expectation we shared with you in our October update. That compares to margin of 13.5% a year ago, and 14.0% in 2019. As has been the case throughout the pandemic, there were more than the usual number of moving pieces in our expense base this quarter. Our strong results led to a significant increase in performance-based compensation, as you’d expect. Expense for severance was also elevated, and that reflects actions we chose to take during the fourth quarter to further improve the efficiency of our operations and to benefit our expense base going forward. Compared to last year, we de-levered on our expense for base payroll in the quarter. And that comparison reflects the temporary pay reductions that were still in effect a year ago, put in place due to the pandemic, and which expired at the end of 2020, as well as increased investment in talent in 2021, largely to support our growth but also due to tighter market conditions. For the full year, we had strong operating leverage on payroll expense.

4 Our expense for temporary labor increased from a year ago, as a direct result of our very strong revenue growth. We have made significant progress in staffing to levels consistent with revenue, so that’s a cost that should abate going forward. Going the other way, in our office & other expense, we had significant leverage on our expense for occupancy. Our bad debt expense decreased from a year ago, while our travel & related expenses continued to track at very low levels relative to our longer history, though they were at higher levels than last year’s fourth quarter. Fourth-quarter diluted earnings per share was $0.90 as reported, and was $0.82 as adjusted for several items. In sum, our fourth quarter completes a year of very strong financial performance against the key metrics of growth, adjusted EBITA and earnings per share. Further, we paid our maturing $500 million senior notes in October from cash, as we continued a program of significant financial deleveraging related to the Acxiom transaction in 2018. Since acquiring Acxiom, we have grown EBITDA, paid down debt and strengthened operating cash flow, resulting in material improvements to all key credit metrics. It’s worth reflecting on the fact that, since 2017, our last full year prior to Acxiom, we have grown our adjusted EBITA by $574 million, a full 60%, to $1.53 billion. Over the same four-year period, we’ve expanded adjusted margin by 400 basis points, from 12.8% to 16.8%. And we’ve driven compounded organic growth of 16% over those four years, marking significant outperformance compared to our direct industry competitors. Our growth therefore reflects more than the cyclical economic recovery that we’re seeing. We are successfully helping to move the business transformation journeys of our clients forward by delivering addressable and accountable marketing programs that are increasingly integrated with our world-class creative storytelling capabilities. Infused with data and technology, our solutions are driving higher-value client relationships, as marketers seeking growth amid a rapidly changing and complex landscape look to adapt and enhance their business models. The success of our clients as well as our own performance validate our longstanding strategic focus and investments and underscore the caliber of talent and client focus of our operating teams. Heading into [2022], we are confident that the continuing strength of our offerings has us well-positioned in an environment of dynamic change for media and marketing, which is coupled with a solid global macroeconomic environment. Of course, we are aware that the year ahead has uncertainties and challenges, from Covid to inflation and geopolitical risk. Yet as we look ahead, we anticipate that ’22 will be another year of strong growth, on top of multiyear, industry-leading comparables. As such, we are targeting full-year organic revenue growth of 5% in 2022. And with that level of growth, we expect that in 2022 we will consolidate the very significant gains achieved in adjusted EBITA margin over the past 24 months, at a level of approximately 16.6%.

5 Our margin target incorporates a number of puts and takes, as operations begin to normalize to a mostly post-Covid world. Certain expenses that have been running at unusually low levels during the pandemic should begin to return to levels closer to their historic norms. These include our travel & related costs and business development expenses, both of which are investments that build the future growth of the business. In light of the current environment, our outlook also includes a modest inflationary impact on our investment in employee compensation this year, which we are actively managing to support our strong growth. This is consistent with what I believe we are all seeing reported across a broad range of industries. We anticipate that our expense for employee performance-based incentives will retrace and fall within a more normalized range, consistent with our longer-term history. That will help offset the trends in other categories. We also expect to continue to see the structural benefits of our 2020 cost actions, most of which we saw in 2021 and which will continue to be evident going forward. Further, we expect that the underlying healthy incremental margins generated with revenue growth, which we have consistently delivered over a period of many years, is a factor that remains in play. With that, under 5% organic revenue growth, we expect adjusted EBITA margin of approximately 16.6% in 2022, and then continued opportunity to further expand margins with growth in the years ahead. Turning now to capital allocation, we have positive developments to share as well. Given the continuing strength of our operating results, we have announced this morning our Board’s decision to once again raise IPG’s quarterly dividend by 7%, to $0.29 per share. This marks our tenth consecutive year of uninterrupted higher dividends, which continued through the period of pandemic. We are also pleased to resume our share repurchase program. You’ll recall we had suspended share repurchase following our announcement of the Acxiom transaction, in order to focus more of our resources on financial deleveraging. We are now resuming the program under an authorization of our Board of up to $400 million. And while we restart the program, we do plan to continue our commitment to operating in a manner that will maintain and enhance our balance sheet and financial flexibility, as well as our debt credit ratings. On that note, this seems like an appropriate time to hand the call to Ellen for a more in-depth view of our results.

6 Ellen Johnson, Executive Vice President, Chief Financial Officer: Thank you. I hope that everyone is safe and healthy. I would like to join Philippe and thank our people for their terrific accomplishments. As a reminder, my remarks will track to the presentation slides that accompany our webcast. Beginning on slide 2 of the presentation:  Fourth quarter net revenue increased 11.6% from a year ago, with organic growth of 11.7%. That brings organic growth for the year to 11.9%, and two-year growth to 6.5%, again at the top of our industry.  Adjusted EBITA in the quarter, before a restructuring adjustment to our 2020 program, was $491.8 million, and margin on net revenue was 19.3%.  Diluted earnings per share was $0.90 as reported and $0.82 as adjusted to exclude the restructuring charge, the after-tax impact of the amortization of acquired intangibles, a small non-operating loss from business dispositions and the tax benefit of a net valuation reversal.  We concluded the year in a strong cash position, with $3.3 billion on the balance sheet, and with 1.6x gross financial debt-to-EBITDA as defined in our credit facility.  Our Board increased our quarterly dividend to $0.29, and we are pleased to resume share repurchases this year under a new $400 million authorization. Turning to slide 3, you’ll see our P&L for the quarter. I’ll cover revenue and operating expenses in detail in the slides that follow. Turning to the fourth-quarter and full-year revenue on slide 4:  Our net revenue in the quarter was $2.55 billion, an increase of $264.5 million from a year ago.  Compared to Q4 2020, the impact of the change in exchange rates was positive 20 basis points.  Net divestitures were negative 30 basis points, which reflects our disposition of certain small, nonstrategic agencies.  Our organic net revenue increase was 11.7%, which, at the right on this slide, brings us to 11.9% for the full year. At the bottom of this slide, we break out segment revenue in the quarter and the year:  We had double-digit growth in both segments.  In the quarter, our IAN segment grew 11.2% organically. We had notably strong growth across our offerings.  At IPG DXTRA, organic growth was 15.1%, similarly reflecting double-digit growth across all major marketing services disciplines.

7 It’s worth noting here that, beginning with this year’s first-quarter report, we will introduce new reportable segments, increasing the number of segments from two to three. Our new segments reflect changes to how we run the business, in order to help further the value of our services, to reflect the evolution of our markets and organize IPG around expanded capabilities, opportunities and scale. Our segment reporting will be reformulated for these changes and provide an updated view of IPG. We will have more to share about our new segments at the time of our first-quarter report in April. Moving on to slide 5, our revenue growth by region in the quarter:  The U.S. grew 12.1% organically, against a decrease of 1.8% a year ago. Performance was strong across both our IAN and DXTRA segments, and was broad-based across client sectors. The U.S. was 61% of our net revenue in the quarter and 63% for the full year.  International markets were 39% of our net revenue in the quarter and increased 11.0% organically. You’ll recall that the same markets decreased 10.5% a year ago. o The U.K. increased 6.2% organically, led by our offerings in media, data and tech, by McCann and by IPG DXTRA. o Continental Europe grew 6.0%, which reflects increases across all of our largest national markets. That includes Germany, Spain, Italy, France and the Netherlands. o AsiaPac increased 9.7% organically, with strong performance in Australia, Singapore, India and Japan. China decreased from a year ago. o In LatAm, we continued to see exceptional results, with organic growth of 22.5% in the quarter. Colombia, Argentina, Brazil and Chile were all notably strong. o Our “Other” international markets group, which consists of Canada and the Middle East and Africa, grew 18.7% organically, which reflects double- digit growth across each of those markets. Moving on to slide 6 and operating expenses:  Our fully adjusted EBITA margin for the year was 16.8%, compared to 13.5% in 2020 and 14.0% in 2019.  Fourth-quarter margin was 19.3%, compared with 21.8% a year ago.  As you can see on this slide, our ratio of total salaries & related expense as a percentage of net revenue was 62.2%, compared with 58.9% in last year’s fourth quarter, when temporary pay reductions were still in place for some of our senior teams. Our expense for employee performance-based incentive compensation was also notably lower a year ago, as was our expense for severance.  We continued to see the benefit of our 2020 strategic restructuring actions, which, you may recall, resulted in the elimination of 1,500 positions globally, as well as a 15% reduction to our real estate footprint.

8  Our office & other direct expense decreased as a percent of net revenue by 90 basis points to 15.1%: o That mainly reflects lower occupancy expense, due to the restructuring of our real estate, and leverage on our growth. o We also reduced “All Other” office & other direct expense compared to last year as a percent of revenue, which reflects lower expense for bad debt and leverage on our revenue growth. o While travel & related expenses, which were still not back to pre- pandemic levels, they were higher than a year ago.  Our SG&A expense was 1.3% of net revenue, an increase of 30 basis points. Slide 7 depicts our operating leverage for the full year by those same categories. With 16.8% margin in 2021, we had 330 basis points of operating leverage compared to 2020. As you can see on this slide, we improved our salaries & related ratio by 70 basis points, and had 300 basis points of leverage on our office & other direct expense. Our SG&A expense de-leveraged by 60 basis points. Turning to slide 8, we present detail on adjustments to our reported fourth quarter results, in order to give you better transparency and a picture of comparable performance. This begins on the left-hand side with our reported results and steps through to adjusted EBITA excluding restructuring and our adjusted diluted EPS:  Our expense for the amortization of acquired intangibles, in the second column, was $21.5 million.  The restructuring adjustment was $13.0 million, and the related tax benefit was $2.9 million.  Below operating expenses, in column 4, we had a small loss in the quarter of $800,000 in “Other” expense, due to the disposition of a few small, nonstrategic businesses.  To the right, in column 5 on this slide, we had a $59.4 million tax benefit in the quarter, which is mainly due to the reversal of the tax valuation allowance in one of our European markets. This is the result of sustained profitability improvement. The benefit was $0.15 per diluted share.  At the foot of this slide, you can see the after-tax impact per diluted share of each of these adjustments, which bridges our diluted EPS as reported at $0.90 to adjusted earnings of $0.82 per diluted share. Slide 9 depicts similar adjustments for the full year, again for continuity and comparability:  Our amortization expense was $86.2 million.  Our charge for restructuring was $10.6 million.  Dispositions over the course of the year resulted in a book loss of $13.3 million.  As you’ve seen, the net impact of tax valuation allowance reversals was a benefit of $59.4 million.

9  The loss on early extinguishment of debt in the first quarter was $74.0 million.  The result is adjusted full-year diluted EPS of $2.60, an increase of 50% over comparable diluted EPS in 2020.  Note that our adjusted effective tax rate for the full year was 25.0%, which is better than we had anticipated, due to stronger than expected profitability in lower-tax jurisdictions. On slide 10 we turn to cash flow for the quarter:  Cash from operations was $2.08 billion, which is the highest level in our Company’s history. That compares to $1.85 billion a year ago. o Cash from working capital was $743.4 million, another strong result for the full year, following $900.1 million in 2020 and $443 million in 2019. o A few factors contributed to our strong working capital result. Most notably, we had again strong growth in disciplines that tend to generate cash from working capital. Also, our accrual for our performance-based incentive compensation programs increased when compared to 2020. As we have pointed out in the past, working capital can be volatile and a highly seasonal component of our total cash flows, and we have continued to invest in insight and capabilities in this important area of our operations.  Our investing activities used $185.3 million in the year, mainly reflecting cap-ex of $195.3 million.  Our financing activities used $1.08 billion, representing our pay down of debt and our common stock dividend.  Our net increase in cash for the year was $760.7 million. Slide 11 is the current portion of our balance sheet. We ended the year with $3.3 billion of cash and equivalents. Slide 12 depicts the maturities of our outstanding debt and our diversified maturity schedule. Having paid off $500 million of the October senior notes, total debt at year end was $3.0 billion. In summary, on slide 13, our teams continue to execute at a high level. I would like to again recognize the accomplishments of our people, and especially their performance over the last two years in an unprecedented environment. The strength of our balance sheet and liquidity have us well-positioned to continue our track record of profitable growth. And with that, I’ll turn it back to Philippe.

10 Mr. Krakowsky: Thank you, Ellen. As you can see from our strong results, the combination of strategy, talent and culture we have built at IPG continues to drive innovation, collaboration and creativity that fuel client success. Previously, we’ve discussed the ways in which the pandemic accelerated technology- driven shifts in media and consumer behavior that IPG had anticipated and invested in going back for quite a few years. As marketers increasingly look for partners with expertise in first-party data management, performance media, creative ad tech and direct-to-consumer commerce, we remain well-positioned with a range of expertise that can help our clients win in the digital economy. Throughout 2021, our best-in-class agency brands were increasingly able to tap into IPG’s foundational technology and data layer, inclusive of Acxiom, Kinesso and Matterkind. Across disciplines, channels and use cases, this democratization of data is contributing to a growing range of effective client solutions and outcomes. We also remain highly focused and capable of delivering highly customized, integrated teams which we call “Open Architecture” teams, that are specific to client needs, all of them backed by this strong and deep data and tech capability. This ability to integrate disciplines and expertise builds on the creative excellence of our branded agencies. In 2021 this combination helped us to be named Holding Company of the Year at the New York Festivals Advertising Awards and Creative Holding Company of the Year by The One Club. We were also recognized as the Most Effective Holding Company at the U.S. Effie Awards. And now drilling down and looking at specific highlights from the quarter, results were led by our media, data and technology offerings. Within media, where we continue to see major changes in the digital ecosystem, marketers require partners who are well-resourced and who have the right tools to realize the benefits of increasingly addressable media, investment in e-commerce channels and a deep and granular understanding of audiences. That is why, with our consultative media model, we continue to see strong growth in the sector. Mediabrands was once again a leader, and during the quarter we saw a significant global win at UM, with Dyson. UM also successfully defended its H&M and Henkel business. It was named a Best Place to Work by Ad Age in January and also quite recently won the Grubhub account in a highly competitive review. Initiative closed out a very strong year with the Q4 win of QuickBooks domestically, as well as being named by ING Group as its media partner in a number of key international markets. Our data and technology assets, inclusive of Acxiom, continue to be strong contributors to how we operate and to our growth. Our agencies’ predictive analytics tools are built in collaboration with Acxiom, and they can optimize the consumer journey, with a foundation that’s built on identity resolution, which delivers experiences across all touchpoints with timeliness and precision.

11 In the Farfetch pitch, which was won by Mediahub, Acxiom and Kinesso capabilities helped develop a strategic roadmap for the client’s data and identity infrastructure, and that was instrumental to that new business win. Kinesso and Matterkind capabilities, such as Kinesso Intelligent Identity, which we refer to as Kii, and High- Value Audiences, or HVAs, as well as addressable activation across many digital channels, are playing a significant role in all of our media go-to-market. On our last call, we discussed the launch of Kii, which helps clients stitch together multiple large data sets with maximum efficiency and effectiveness, and that’s across the ad tech and martech ecosystems. And during the quarter, we continued to see double-digit percentage increases in campaign improvement for our clients who are using Kii. In October, Acxiom announced that it had teamed up with Toyota Motor North America to create a flexible platform solution that elevates customer experiences without the use of third-party cookies. And that’s a solution that’s replacing the client’s traditional data management platform. Acxiom also announced that its Real Identity solution can now seamlessly integrate with the Adobe Experience Platform. This is a partnership that transforms the identity model by placing the brand at the center and all third-party data, tech or identity providers as contributors to a brand’s proprietary identity management system. And that’s something that is critical as third-party cookies go away. The agencies within IPG Health also continued to deliver outstanding results for us. Having a singular focus and a comprehensive set of global services, the network has been able to leverage many of the data-infused tools we’re building for clients. It’s worth mentioning that one of our largest wins of 2021 was in the healthcare space. Though it didn’t receive trade press attention, it was more significant in size than many of the headline names that were known to be in review. This is increasingly characteristic of the services found throughout our portfolio, because they call upon our more consultative, strategic and specialized capabilities, and they are often more technical and higher-value. Such work needs to clear a high bar when it comes to compliance and confidentiality, while at the same time empowering consumers, in this case to play a more proactive role in their health and well-being. Our global advertising networks continued to earn widespread industry recognition for high levels of creativity, while furthering their delivery of client-centric integrated services. FCB again won significant industry accolades that confirm its place as one of the industry’s most creative networks. At the Campaign U.S. BIG Awards, FCB was named Agency of the Year. At the Global Best of the Best Effie Awards, FCB New York and FCB/SIX, which is the agency’s creative data and CRM offering, both won Grand Effies. During the quarter, the network also continued to win in the market, with FCB/SIX adding new work from its Janssen client and FCB Canada bringing home Hershey’s. McCann Worldgroup named a new global chief creative officer, who is one of the most accomplished and awarded brand marketers and creative storytellers in the world of consumer marketing, known during his career at Nike for rallying the best creative ideas and implementing them across platforms.

12 In addition, the World Advertising Research Center (WARC) named McCann Worldgroup the top network globally for effectiveness, and, at the Epica Awards, which are the only creative prizes judged by the industry press, McCann Worldgroup was named Network of the Year. In terms of new business, notable wins in the quarter included MRM partnering with our PR specialist Current Global to win the Bissell Homecare business and McCann U.K.’s win of Thomas Cook. At MullenLowe Group, new business continued strong, as it had throughout the year, with the decision by Credit Karma in the U.S. to make the agency its creative AOR, which was followed by the U.K. Department of Health choosing the network’s London office to oversee the government’s integrated Covid-19 communications efforts. Mediahub won three Adweek Media Plan of the Year awards and continues to build on a strong partnership with our Acxiom and Kinesso teams. Among our independent agencies domestically, The Martin Agency was named Adweek’s 2021 U.S. Agency of the Year for the second year in a row, and it won the Sabra account during the quarter. The other outstanding performer from across this group was Deutsch LA, which continues to post strong growth, do great work and deliver innovation for a broad range of national and regional clients. At DXTRA, Weber Shandwick continues to win significant assignments from major brands, including recently being selected as AB InBev’s global corporate reputation agency of record. Weber Shandwick ranked #1 on PRovoke Media’s Global Creative Index and was named PRWeek’s Purpose Agency of the Year for the second year running. The launch of its new Weber Collective positioning, which showcases the agency’s full range of capabilities, coupled with an increased focus on earned media, are indicative of the next evolution in Weber’s strategy. During the quarter, Weber Shandwick, Octagon and MRM came together as part of an integrated team to win the global communications, digital sponsorship and marketing strategy for DXC Technology. Octagon was also selected by ADP to develop its sponsorship strategy and to manage multi-platform sports programming. Golin was chosen by NAPA Auto Parts as the brand’s first PR agency. And Current Global was named PR AOR for Kellogg brands like RXBAR, Kashi and Pure Organic. Our specialist digital agencies are among the most innovative within the IPG portfolio and continue to develop their offerings for the world of Web 3.0 and the opportunities that will provide to consumers and create for marketers. R/GA added a number of new business wins during Q4, notably CVS Experience and Samsung Home Appliances. R/GA was named the top agency performer on R3’s New Business League table for the U.S. in 2021. That report notes that the agency’s outperformance in the creative sector demonstrates that clients are leaning more heavily into digital transformation work. R/GA also continues to innovate in the metaverse. The agency recently launched a direct-to-avatar commerce experience for a retail brand, which marks an evolution of direct-to-consumer selling. The agency created a scavenger hunt in the metaverse, an experience for a large telco client, and R/GA opened the agency’s first virtual office in Decentraland.

13 Under its recently installed CEO and his team, Huge is continuing its internal transformation process, building on the leading position that it holds in creating customer experiences in the digital marketplace. The agency is increasingly focused on using data to power more precise, dynamic content and experiences, and will also continue to build out an even more robust consulting practice. Turning now to the holding company level, as it were, as you know we’ve got a long- standing commitment to ESG as a key strategic priority at IPG. And this includes sustainability, diversity, equity and inclusion. During the fourth quarter, we were pleased to be named to the Dow Jones Sustainability Index North America for the second consecutive year. And this is a distinction that recognizes the top tier of sustainability performers among the 600 largest U.S. and Canadian companies. At the start of this year, we were named to the Bloomberg Gender-Equality Index for the third year in a row, another important honor. And, in the HRC Corporate Equality Index, we were once again named a Best Place to Work for LGBTQ+ talent. As a business in which attracting top talent is vital to our success, whether that’s in the creative services area or in our growing data and technology capabilities, an intentional approach to ESG is an important part of our strategy for making IPG a place people want to join and one where they can build long and successful careers. Looking forward, we believe IPG is well-positioned for the future. Much of our growth in the quarter and the year was fueled by disciplines and client sectors that most actively tap into our technology layer, whether that’s data capabilities, analytics or precision marketing. We see significant opportunity for more of our creative agencies and our marketing services specialists, such as live events and sports marketing, to be a part of this connected ecosystem. This will help a broader range of our agencies make their thinking and their work more fully informed by a deep understanding of audiences, and as a result it will make that work more accountable and effective, which can help us to continue to build on our industry- leading growth trajectory. As stated earlier, we expect to deliver strong growth in 2022, with a target of 5% on top of an industry-leading record that goes back a number of years. Consistent with that level of growth, we foresee adjusted EBITA margin at a level of approximately 16.6%, as we consolidate the gains made over the last 24 months and position ourselves for further margin expansion in the years ahead. Another key area for value creation remains our very strong balance sheet and liquidity. Our ongoing commitment to capital returns is clear in the actions announced by our Board today, which also speak to confidence in our future prospects. We are pleased with the dividend increase and also by our return to share repurchase, two key components of a balanced approach to capital allocation. Alongside these actions, we will further invest behind the growth of our businesses by developing our people and continuing to differentiate our offerings. This will be supplemented by our disciplined approach to M&A, focusing on opportunities that are

14 consistent with strategic growth areas, especially in connected commerce and digital consumer experiences. We thank our clients, our people and those of you on this call for your continued support. And with that, let’s open the floor to questions.

15 QUESTIONS AND ANSWERS Operator: Thank you. . . . Our first question is from David Karnovsky with J.P. Morgan. You may go ahead. David Karnovsky, J.P.Morgan: Hi, thank you. Philippe, I was hoping you could expand on your thoughts on the advertising market generally at the moment. How much of the strength in ad spend do you see is driven by cyclical recovery versus some of the structural factors you highlighted, like marketers trying to capitalize on outsized changes in consumer behavior or changes in media consumption? Philippe Krakowsky, Chief Executive Officer: How are you? Welcome. I would characterize the environment overall as healthy. So I think we’re seeing both. I think clients, clearly, for a host of reasons, want to, need to, understand the value of being active in the marketplace. And I think that’s across a broad range of channels, although the focus is clearly on deepening relationships with consumers. And so I’d say that the highest area of demand, which won’t surprise you, is for services and capabilities where you’ve got a greater digital component, data-driven component. Accountability, clearly, and precision are absolutely key, right? But there’s still a strong need for thinking and for work that’s going to bring brands to life in mass media. I look at what’s going to happen this weekend: we’ve got a number of clients who are going to feature and make news on the Super Bowl. It’s still a very effective kind of platform. And then the other place we see demand is for sort of integrated campaigns. So when you want to land — articulate and then land — an idea across a full range of touch points. Because I think that, again, when a marketer is launching a new product, looking to differentiate their service, they see the value of all of those. Now, other factors that come to mind when I think about what you put out there, I’d sort of — when you think about, say, Q4 projects, as it were, activity in Q4 was healthy. So there’s also an interest in the kind of work that our marketing services and activation agencies are doing. So I think that that probably tracked modestly north of overall growth in the quarter. And then if you sort of think about experiential events, a small piece of our offering, but still an important part of the overall offering, that was back to circa 85% of the level that we were seeing in Q4 of ’19. So I think all of those things tell you that what we’re seeing is a combination of both. There’s definitely a broader recovery going on. But I think there’s also a shift to an understanding that you can — and that you have to — have a voice in the marketplace given the complexity of what’s going on, the speed of what’s going on and some of the other pressure points that clients are feeling in terms of their business and how they need to drive their story, their franchise, forward.

16 Mr. Karnovsky: Okay. And then just two for Ellen, if I could. I think some inflationary impact to base salary was mentioned for 2022. I don’t know if you can quantify that and expand on some of the actions you’re taking to manage. And then, second, on the buyback, any sense for how investors should think about the pace? Is it fair to look at your repurchases pre-Acxiom as a guide? Thank you. Ellen Johnson, Executive Vice President, Chief Financial Officer: Sure. Good morning. So starting first with — I’ll start with our margin target. That was a product of a very long and thorough budgeting process. So, yes, while there is some modest inflation implicit in there, we believe it is manageable. And there will be a bunch of puts and takes, as you would expect, in ’22. Incentive comp, severance, temp should all normalize. We’re very confident in the restructuring savings. And I would go back to the fact that we have a proven track record of managing margin. If you go back four years, we’ve increased our margin 400 basis points. So we feel very confident in our ability to manage that. Turning to your question on share buybacks: we’ve had a very consistent and disciplined approach to capital allocation. We said, from early on, we’d delever as a result of the Acxiom acquisition. We’ve done that. And now we’re proud and happy to be resuming it. So I would go back to past history to look at our spending, both on an annualized basis as well as the seasonal components of it. Mr. Karnovsky: Very helpful. Thank you. Mr. Krakowsky: Thank you. Operator: Thank you. The next question is from Ben Swinburne with Morgan Stanley. You may go ahead. Benjamin Swinburne, Morgan Stanley: Hey, good morning, everybody. Philippe Krakowsky, Chief Executive Officer: Hey, Ben. Mr. Swinburne: Hello. Philippe, maybe you could talk a little bit about the disciplines or parts of your business that you think are going to drive growth in ’22. I imagine a lot of the addressable media products that you guys have brought to market, maybe a leader, but, just trying to think about both the secular growers, but also any areas that haven’t totally recovered, like events, for example? Particularly as we think about comparing

17 your guidance, which is well ahead of expectations compared to your competitors who have guided even, in some cases, higher numbers. And then, Ellen, is there a leverage level that you guys want to manage the Company to over time? Just as we think about balancing acquisition spend and buybacks looking out over the next couple of years, is there a target leverage or something you can help us with around being investment grade? Anything on that front would be helpful. Thank you, both. Mr. Krakowsky: Sure. If you look at Q4, which I think it kind of helps to sort of think, okay, what are we seeing as we head into the new year, I think the strongest areas of growth aren’t going to surprise you in the least bit. So media, data, tech, if you sort of pull it from a discipline point of view; healthcare, if you think about it as a sector point of view; clearly, the U.S., as a region, where — there we had strength across the board. I mean, Mediabrands is strong. McCann and FCB were strong, FCB Health, in particular. Acxiom had a really good quarter. So I think, to my mind, it’s where you’ve got more of those data capabilities and that ability to connect what we do on the marketing services and the creative ideation side of things through the line to this data and tech layer. But in terms of the recovery, as we called out, when you look at, on the experiential and events businesses, they’re clearly helped by the fact that you’re comparing to fairly depressed levels in 2020. I think that what’s positive there is that we’re clearly not going to see lockdowns or the kinds of restrictions, societal response, to whatever the lingering effects of Covid seems to be kind of normalizing. And so I think we’re going to — we see continued opportunity there. It’s a modest part of the portfolio. It’s probably sub-5% of the portfolio. But as I say, we see it as a place where we can integrate all the way through with our other assets. But I think we also see it as a place where smart marketers are going to look at some of those areas as places where they can do something that a lot of clients are very focused on, which is build their repository of first-party data. So they’re interacting with consumers in live settings. And so when you think that through on a going-in basis, you can build those experiences in a way that I think is going to be really beneficial for a marketer. Ellen Johnson, Executive Vice President, Chief Financial Officer: And to answer your question, we’ve been very consistent in this area, too. We’ve consistently valued maintaining a strong balance sheet and having the financial flexibility that we need to both invest in our business, both organically through capex and through strategic M&A, as well as maintaining a balanced return of capital. And that’s not going to change. We’re very happy with our credit ratings. We plan to maintain them. But we’re also very excited to have consistently increased our dividend and to be returning to share repurchases. Mr. Swinburne: Would you guys like to be acquisitive again in ’22? Is that something you’re looking to lean into now that you’ve delevered post-Acxiom? Mr. Krakowsky: Look, it’s clearly an avenue that’s available to us. And I think that having come through Acxiom now and having integrated it, I think, very effectively and having been really

18 disciplined in moving through the deleveraging. When you think about, as I said, areas like digital consumer experience, areas like whatever the sort of breadth of commerce is — because, obviously, whether you call it e-commerce or connected commerce — those are definitely areas where we’re going to be thoughtful. But — and we’ve always been of the — if we can invest in it and build it ourselves, that’s clearly a preferred approach that’s worked well for us over time. But the rate of change is high. And where you find an asset that brings IP and a technology capability that’s distinctive, it can clearly help accelerate the business. So we’re definitely going to be looking, I think, in those areas in a thoughtful way. Mr. Swinburne: Right. Thank you very much both. Mr. Krakowsky: Thank you. Operator: Thank you. The next question is from Michael Nathanson with MoffettNathanson. You may go ahead. Michael Nathanson, MoffettNathanson: Thanks. Philippe, I have one short-term and one long-term. Short-term is, in the fourth quarter, it looks like the U.K. and Europe kind of came in mid to under-zero organic growth. Was there anything in those regions that you wanted to call out? And is that part of the reason for your guide in ’22? Is there anything there that’s consistent for ’22? And then just stepping back and thinking about how you position the Company and the tailwinds coming out of the pandemic for the things that you’ve thought about, why wouldn’t the next two or three years’ organic growth be better than the two-year stack that you just gave us? So I’m trying to figure out why aren’t we in an accelerating period of organic growth, given the positioning of your Company and where marketers are going? Thanks. Philippe Krakowsky, Chief Executive Officer: I’ll take them kind of backwards. I think that I would frame your growth question over a multi-year period. And so I think, if you think about it, you say, okay, we deliver on the growth target we just put out there. Assume that competitors who guided do the same. And then take out some of the volatility of pandemic by, say, doing a three-year stack, do a four-year, whatever you need to do. But if you do a three-year stack, and you roll that scenario out, our growth is still going to be, I’d say, 2x the industry average. And so, to our mind, that says very competitive offerings. And, I think more importantly, it says that’s a platform for go-forward sustainable growth. It’s a big business, and we’re in the midst of trying to move through and assess and modernize a lot of it. And you see the places where we’ve been successful and gotten out ahead of that. But there’s still reasonable ways to go. So that’s

19 opportunity, but that also, to my mind, doesn’t then translate into sort of a hockey stick. And then on the U.K. question, I would put to you that what we’ve got, in any region, the nature of our business, the — sort of the size that that represents to us all-in. And it’s a quarter. And what we had in the U.K. was quite variable performance. Oddly enough, we had a couple of marketing services assets, and we’re not going to sort of call out the specifics, but we had a few marketing services and project assets there, which, whether it was specific to them or to a client, didn’t perform as well. We had a bunch of the assets I called out on Ben’s question that did perform very well. But I think looking at a specific quarter in a region for us tends not to be, I think, all that strong an indicator of how the business is performing. And I’d say, take a look at the year, whether it’s international overall or for any of the regions. Mr. Nathanson: Okay. I thought I’d ask. Thank you. Mr. Krakowsky: Thank you. Operator: Thank you. Our final question comes from Jason Bazinet with Citi. You may go ahead. Philippe Krakowsky, Chief Executive Officer: Hey, Jason. Jason B. Bazinet, Citi: How’s it going? So it seems to me that there’s still this disconnect between how the buy side perceives your firm in the industry and the facts on the ground, where you guys are growing faster than the overall economy and a lot of margin expansion over the years. And so my question is, is there a way to just talk about the margin expansion you’ve had to- date — from that 10%, 11% range up to mid-16s — how much of that has come from a disciplined cost containment, and how much of that has come from adding more value to your clients in this more complex world? And, when you move to this three-segment reporting, do you think that will allow the buy side to understand or tease apart the higher value services that might have allowed you to expand the margin as you add more value to your clients? Thanks. Mr. Krakowsky: To your point, I think the thinking behind adding that additional segment view is — it’s unlikely that we could give you line of sight into how the business is run, because in the case of many of our really large clients, it is a very integrated broad range of services that are brought to bear. And because we’re continuing to try to evolve the business. But, clearly, our thinking in going to a third segment or a three-segment view will be to give you better line of sight into precisely the question that you’ve asked.

20 And then I think that the other thing that we clearly try to do is call out where the strong performers are and then be very direct with you about the fact that the places where we’ve seen growth over the last few years — in media, in data and tech, in healthcare — are not only our stronger growers, but they’re also — so they’re accretive to growth, and they’re also accretive to margin. So they are building, as you say. There is clearly disciplined cost management, and we’ve got terrific teams in that regard. There’s clearly the benefit of the restructuring. But there’s also, as you say, the fact that the nature of what we do is generating more value for clients. And we’re still work-in-progress in terms of evolving the business model as well in terms of — the commercial model — in terms of how we engage with clients. But we’re going to keep trying to, as we move through this process, give you some line of sight into how that’s going. Mr. Bazinet: That’s great. Thank you very much. Mr. Krakowsky: No, please, thank you. Operator: And I’ll turn it back to the speakers for any closing remarks. Philippe Krakowsky, Chief Executive Officer: Well, look, again, just thank you all for the time. We know there’s a lot to cover on this particular call because we’re both recapping a quarter and a year and giving you line of sight, but, as we said, we’re excited about what’s ahead, and we’re very focused on the fact that that’s going to require everybody on our side to execute. So thank you, and we’ll talk to you in relatively short order. We’ve got the call coming up. Operator: Thank you. This concludes today’s conference. You may disconnect at this time. * * * * *

21 Cautionary Statement This transcript contains forward-looking statements. Statements in this transcript that are not historical facts, including statements about management’s beliefs and expectations, constitute forward-looking statements. These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors, including those outlined in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q under Item 1A, Risk Factors, and our other filings with the Securities and Exchange Commission (the “SEC”). Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events. Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following:  the effects of a challenging economy on the demand for our advertising and marketing services, on our clients’ financial condition and on our business or financial condition;  the impacts of the Covid-19 pandemic, including unanticipated developments like the emergence of new coronavirus variants or any shortfalls in vaccination efforts, and associated mitigation measures such as social distancing efforts and restrictions on businesses, social activities and travel on the economy, our clients and demand for our services, which may precipitate or exacerbate other risks and uncertainties;  our ability to attract new clients and retain existing clients;  our ability to retain and attract key employees;  risks associated with assumptions we make in connection with our critical accounting estimates, including changes in assumptions associated with any effects of a challenging economy;  potential adverse effects if we are required to recognize impairment charges or other adverse accounting-related developments;  risks associated with the effects of global, national and regional economic and political conditions, including counterparty risks and fluctuations in interest rates, inflation rates and currency exchange rates;  developments from changes in the regulatory and legal environment for advertising and marketing and communications services companies around the world, including laws and regulations related to data protection and consumer privacy;  the impact on our operations of general or directed cybersecurity events; and  failure to fully realize the anticipated benefits of our 2020 restructuring actions and other cost-saving initiatives.

22 Investors should carefully consider these factors and the additional risk factors outlined in more detail in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q under Item 1A, Risk Factors, and our other SEC filings.

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES
U.S. GAAP RECONCILIATION OF NON-GAAP ADJUSTED RESULTS
(Amounts in Millions except Per Share Data)
(UNAUDITED)

	Three Months Ended December 31, 2021					
	As Reported	Amortization of Acquired Intangibles	Restructuring Charges	Net Losses on Sales of Businesses [1]	Tax Valuation Allowance Reversals	Adjusted Results (Non-GAAP)
Operating Income and Adjusted EBITA before Restructuring Charges [2]	$ 457.3	$ (21.5)	$ (13.0)			$ 491.8
Total (Expenses) and Other Income [3]	(24.0)			$ (0.8)		(23.2)
Income Before Income Taxes	**433.3**	**(21.5)**	**(13.0)**	**(0.8)**		**468.6**
Provision for Income Taxes	67.4	4.3	2.9	0.3	$ 59.4	134.3
Effective Tax Rate	*15.6 %*					*28.7 %*
Equity in Net Income of Unconsolidated Affiliates	2.1					2.1
Net Income Attributable to Noncontrolling Interests	(10.1)					(10.1)
Net Income Available to IPG Common Stockholders	$ 357.9	$ (17.2)	$ (10.1)	$ (0.5)	$ 59.4	$ 326.3
Weighted-Average Number of Common Shares Outstanding - Basic	393.7					393.7
Dilutive effect of stock options and restricted shares	6.2					6.2
Weighted-Average Number of Common Shares Outstanding - Diluted	399.9					399.9
Earnings Per Share Available to IPG Common Stockholders [4]:						
Basic	$ 0.91	$ (0.04)	$ (0.03)	$ (0.00)	$ 0.15	$ 0.83
Diluted	$ 0.90	$ (0.04)	$ (0.03)	$ (0.00)	$ 0.15	$ 0.82

[1] Includes losses on complete dispositions of businesses and the classification of certain assets as held for sale.
[2] Refer to non-GAAP reconciliation of Adjusted EBITA before Restructuring Charges on page 25.
[3] Consists of non-operating expenses including interest expense, interest income and other expense, net.
[4] Earnings per share amounts calculated on an unrounded basis.
Note: Management believes the resulting comparisons provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.

23

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES
U.S. GAAP RECONCILIATION OF NON-GAAP ADJUSTED RESULTS
(Amounts in Millions except Per Share Data)
(UNAUDITED)

	Twelve Months Ended December 31, 2021						
	As Reported	Amortization of Acquired Intangibles	Restructuring Charges	Net Losses on Sales of Businesses[1]	Tax Valuation Allowance Reversals	Loss on Early Extinguishment of Debt[2]	Adjusted Results (Non-GAAP)
Operating Income and Adjusted EBITA before Restructuring Charges [3]	$ 1,436.2	$ (86.2)	$ (10.6)				$ 1,533.0
Total (Expenses) and Other Income [4]	(214.1)			$ (13.3)		$ (74.0)	(126.8)
Income Before Income Taxes	**1,222.1**	**(86.2)**	**(10.6)**	**(13.3)**		**(74.0)**	**1,406.2**
Provision for Income Taxes	251.8	16.9	3.2	2.0	$ 59.4	18.5	351.8
Effective Tax Rate	*20.6 %*						*25.0 %*
Equity in Net Income of Unconsolidated Affiliates	2.5						2.5
Net Income Attributable to Noncontrolling Interests	(20.0)						(20.0)
Net Income Available to IPG Common Stockholders	$ 952.8	$ (69.3)	$ (7.4)	$ (11.3)	$ 59.4	$ (55.5)	$ 1,036.9
Weighted-Average Number of Common Shares Outstanding - Basic	393.0						393.0
Dilutive effect of stock options and restricted shares	5.4						5.4
Weighted-Average Number of Common Shares Outstanding - Diluted	398.4						398.4
Earnings Per Share Available to IPG Common Stockholders [5]:							
Basic	$ 2.42	$ (0.18)	$ (0.02)	$ (0.03)	$ 0.15	$ (0.14)	$ 2.64
Diluted	$ 2.39	$ (0.17)	$ (0.02)	$ (0.03)	$ 0.15	$ (0.14)	$ 2.60

[1] Includes losses on complete dispositions of businesses and the classification of certain assets as held for sale.

[2] Consists of a loss incurred in the first quarter of 2021 related to the early extinguishment of our 4.000% unsecured senior notes due 2022, 3.750% unsecured senior notes due 2023 and half of our 4.200% unsecured senior notes due 2024.

[3] Refer to non-GAAP reconciliation of Adjusted EBITA before Restructuring Charges on page 25.

[4] Consists of non-operating expenses including interest expense, interest income and other expense, net.

[5] Earnings per share amounts calculated on an unrounded basis.

Note: Management believes the resulting comparisons provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.

24

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES
U.S. GAAP RECONCILIATION OF NON-GAAP ADJUSTED RESULTS
(Amounts in Millions)
(UNAUDITED)

	Three Months Ended December 31,		Twelve Months Ended December 31,	
	2021	2020	2021	2020
Net Revenue	**$ 2,548.9**	**$ 2,284.4**	**$ 9,107.9**	**$ 8,064.5**
Non-GAAP Reconciliation:				
Net Income Available to IPG Common Stockholders	**$ 357.9**	**$ 112.3**	**$ 952.8**	**$ 351.1**
Add Back:				
Provision for Income Taxes	67.4	58.1	251.8	8.0
Subtract:				
Total (Expenses) and Other Income	(24.0)	(49.8)	(214.1)	(227.1)
Equity in Net Income of Unconsolidated Affiliates	2.1	1.5	2.5	0.9
Net Income Attributable to Noncontrolling Interests	(10.1)	(4.7)	(20.0)	(3.1)
Operating Income	**457.3**	**223.4**	**1,436.2**	**588.4**
Add Back:				
Amortization of Acquired Intangibles	21.5	21.5	86.2	85.9
Adjusted EBITA	**478.8**	**244.9**	**1,522.4**	**674.3**
Adjusted EBITA Margin on Net Revenue %	***18.8 %***	***10.7 %***	***16.7 %***	***8.4 %***
Restructuring Charges [1]	13.0	253.9	10.6	413.8
Adjusted EBITA before Restructuring Charges	**$ 491.8**	**$ 498.8**	**$ 1,533.0**	**$ 1,088.1**
Adjusted EBITA before Restructuring Charges Margin on Net Revenue %	***19.3 %***	***21.8 %***	***16.8 %***	***13.5 %***

[1] Restructuring charges of $13.0 million and $10.6 million in the fourth quarter and year ended December 31, 2021, respectively, were related to adjustments to our restructuring actions taken in 2020, which were designed to reduce our operating expenses structurally and permanently relative to revenue and to accelerate the transformation of our business.

Note: Management believes the resulting comparisons provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.

25

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES
U.S. GAAP RECONCILIATION OF NON-GAAP ADJUSTED RESULTS
(Amounts in Millions except Per Share Data)
(UNAUDITED)

	Three Months Ended December 31, 2020				
	As Reported	Amortization of Acquired Intangibles	Restructuring Charges	Net Losses on Sales of Businesses [1]	Adjusted Results (Non-GAAP)
Operating Income and Adjusted EBITA before Restructuring Charges [2]	$ 223.4	$ (21.5)	$ (253.9)		$ 498.8
Total (Expenses) and Other Income [3]	(49.8)			$ (15.2)	(34.6)
Income Before Income Taxes	**173.6**	**(21.5)**	**(253.9)**	**(15.2)**	**464.2**
Provision for Income Taxes	58.1	4.2	56.9	$ 2.0	121.2
Effective Tax Rate	*33.5 %*				*26.1 %*
Equity in Net Income of Unconsolidated Affiliates	1.5				1.5
Net Income Attributable to Noncontrolling Interests	(4.7)				(4.7)
Net Income Available to IPG Common Stockholders	$ 112.3	$ (17.3)	$ (197.0)	$ (13.2)	$ 339.8
Weighted-Average Number of Common Shares Outstanding - Basic	390.5				390.5
Dilutive effect of stock options and restricted shares	5.6				5.6
Weighted-Average Number of Common Shares Outstanding - Diluted	396.1				396.1
Earnings Per Share Available to IPG Common Stockholders [4]:					
Basic	$ 0.29	$ (0.04)	$ (0.50)	$ (0.03)	$ 0.87
Diluted	$ 0.28	$ (0.04)	$ (0.50)	$ (0.03)	$ 0.86

[1] Includes losses on complete dispositions of businesses and the classification of certain assets as held for sale.

[2] Refer to non-GAAP reconciliation of Adjusted EBITA before Restructuring Charges on page 25.

[3] Consists of non-operating expenses including interest expense, interest income and other expense, net.

[4] Earnings per share amounts calculated on an unrounded basis.

Note: Management believes the resulting comparisons provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.

26

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES
U.S. GAAP RECONCILIATION OF NON-GAAP ADJUSTED RESULTS
(Amounts in Millions except Per Share Data)
(UNAUDITED)

	Twelve Months Ended December 31, 2020					
	As Reported	Amortization of Acquired Intangibles	Restructuring Charges	Net Losses on Sales of Businesses [1]	Net Impact of Various Discrete Tax Items [2]	Adjusted Results (Non-GAAP)
Operating Income and Adjusted EBITA before Restructuring Charges [3]	$ 588.4	$ (85.9)	$ (413.8)			$ 1,088.1
Total (Expenses) and Other Income [4]	(227.1)			$ (67.0)		(160.1)
Income Before Income Taxes	**361.3**	**(85.9)**	**(413.8)**	**(67.0)**		**928.0**
Provision for Income Taxes	8.0	16.9	93.1	5.0	$ 122.6	245.6
Effective Tax Rate	*2.2 %*					*26.5 %*
Equity in Net Income of Unconsolidated Affiliates	0.9					0.9
Net Income Attributable to Noncontrolling Interests	(3.1)					(3.1)
Net Income Available to IPG Common Stockholders	$ 351.1	$ (69.0)	$ (320.7)	$ (62.0)	$ 122.6	$ 680.2
Weighted-Average Number of Common Shares Outstanding - Basic	389.4					389.4
Dilutive effect of stock options and restricted shares	3.8					3.8
Weighted-Average Number of Common Shares Outstanding - Diluted	393.2					393.2
Earnings Per Share Available to IPG Common Stockholders [5]:						
Basic	$ 0.90	$ (0.18)	$ (0.82)	$ (0.16)	$ 0.31	$ 1.75
Diluted	$ 0.89	$ (0.18)	$ (0.82)	$ (0.16)	$ 0.31	$ 1.73

[1] Includes losses on complete dispositions of businesses and the classification of certain assets as held for sale.

[2] Includes a tax benefit of $136.2 related to the finalization and settlement of the U.S. Federal income tax audit for years 2006 through 2016 partially offset by $13.6 of tax expense related to the estimated costs associated with our change in our APB 23 assertion for certain foreign subsidiaries.

[3] Refer to non-GAAP reconciliation of Adjusted EBITA before Restructuring Charges on page 25.

[4] Consists of non-operating expenses including interest expense, interest income and other expense, net.

[5] Earnings per share amounts calculated on an unrounded basis.

Note: Management believes the resulting comparisons provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.

27